EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Flotek Industries, Inc. and Subsidiaries (the “Company”) of our report dated March 31, 2010, relating to the consolidated financial statements of Flotek Industries, Inc. and Subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission (“SEC”) on March 31, 2010, as amended by Amendment No. 1 to such report, as filed with the SEC on April 30, 2010.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas

April 30, 2010